UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  June 27, 2023

BITNILE METAVERSE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX 78215

(Address of principal executive offices) (Zip Code)

(800)        762-7293

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BNMV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 21, 2023, BitNile Metaverse, Inc., a Nevada corporation (the “Company”) received a letter (the “Letter”) from the Listing Qualifications staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Staff has determined that the Company has violated Nasdaq’s voting rights rule set forth in Listing Rule 5640 (the “Voting Rights Rule”). The alleged violation of the Voting Rights Rule relates to the issuance of (i) 8,637.5 shares of newly designated Series B Convertible Preferred Stock of the Company (the “Series B”), and (ii) 1,362.5 shares of newly designated Series C Convertible Preferred Stock of the Company (the “Series C,” and together with the Series B, the “Preferred Stock”) in connection with the acquisition of BitNile.com, Inc. (“BitNile”) as well as the securities of Earnity, Inc. beneficially owned by BitNile (collectively, the “Assets”) pursuant to the Share Exchange Agreement (the “Agreement”) by and among the Company, Ault Alliance, Inc. (“AAI”) and the minority stockholders of BitNile, which was previously disclosed on Current Reports on Form 8-K filed by the Company on February 14, 2023 and March 10, 2023. The Preferred Stock has a collective stated value of $100,000,000 (the “Stated Value”), and votes on an as-converted basis, representing approximately 92.4% of the Company’s outstanding voting power on a fully diluted basis at the time of issuance.

According to the Letter, because the Preferred Stock was not issued for cash, the Staff compared the value of the Assets to the Stated Value, and determined that the value of the Assets was less than the Stated Value and that the voting rights attributable to the Preferred Stock has the effect of disparately reducing the voting rights of the Company’s existing shareholders. The Staff looked at the total assets and stockholders’ equity of BitNile as of March 5, 2023, as well as the market capitalization of AAI prior to entering into the Agreement and immediately after closing of the transaction in determining, in Staff’s opinion, the value of the Assets. The Letter did not make any reference to the projections prepared by AAI as to the future potential of the business of BitNile nor to the independent valuation obtained by the Company prior to closing of the transaction, which supported the Stated Value of the Preferred Stock for the total value of the Assets, both of which the Company provided to the Staff prior to receipt of the Letter.

According to the Letter, Nasdaq determined that the voting rights of the Preferred Stock, voting on an as-converted basis, are below the minimum price per share of the Company’s common stock at the time of the issuance of the Preferred Stock. Additionally, Nasdaq determined that the Series B provides the holder the right to appoint a majority of the Company’s board of directors when such representation is not justified by the relative contribution of the Series B pursuant to the Agreement.

Under the Voting Rights Rule, a company cannot create a new class of security that votes at a higher rate than an existing class of securities or take any other action that has the effect of restricting or reducing the voting rights of an existing class of securities. As such, according to the Letter, the issuance of the Preferred Stock violated the Voting Rights Rule because the holders of the Preferred Stock are entitled to vote on an as-converted basis, thus having greater voting rights than holders of common stock, and the Series B is entitled to a disproportionate representation on the Company’s board of directors.

According to the Letter, the Company has 45 calendar days from the date of the Letter, or until August 7, 2023, to submit a plan to regain compliance with the Voting Rights Rule, and if such plan is accepted by Nasdaq, the Company can receive an extension of up to 180 calendar days from the date of the Letter to evidence compliance. However, if the Company’s plan is not accepted by Nasdaq, the Company’s common stock will be subject to delisting. The Company would have the right to appeal that decision to a hearings panel.

The Letter also provides that the Company’s name will be included on a list of all non-compliant companies which Nasdaq makes available to investors on its website at listingcenter.nasdaq.com, beginning five business days from the date of the Letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

The Letter has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on The Nasdaq Capital Market, subject to the Company’s compliance with the Letter and other continued listing requirements of The Nasdaq Capital Market.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BITNILE METAVERSE, INC.

Dated: June 27, 2023	/s/ Henry Nisser
Henry Nisser President and General Counsel